Exhibit 23.2

Consent of Independent Petroleum Engineers

We hereby consent to the reference of our firm and to the use of our report effective December 31, 2025 and dated February 11, 2026, evaluating NuVista Energy Ltd.’s crude oil, natural gas and natural gas liquids reserves incorporated by reference in the Registration Statements on Form S-3 (File Nos. 333-293941 and 333-273488) and Form S-8 (File Nos. 333-231248, 333-140856, 333-124218, 333-85598, 333-266531 and 333-287195) of Ovintiv Inc., which appears in this Current Report on Form 8-K/A of Ovintiv Inc.

Yours truly,

GLJ LTD.

/s/ Kelly Zukowski

Kelly Zukowski, P.Eng.
Vice President

Calgary, Alberta
April 9, 2026